Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Helen Kendrick

helen.kendrick@sunpowercorp.com

+1 408-240-5585

Nadia Antonietti

nadia.antonietti@sunpowercorp.com

+41 22 304 14 00

SunPower to Build Three Solar Power Plants in Spain Totaling

21-Megawatts for Naturener Group

SunPower Continues to Expand its Footprint into the European Market

MADRID, Nov. 8, 2007 – SunPower Corp. (Nasdaq: SPWR), a Silicon Valley-based manufacturer of high-efficiency solar cells, solar panels and solar systems, today announced that its Spanish subsidiary will engineer, procure equipment for and construct three solar electric power plants totaling approximately 21-megawatts in the Castilla La Mancha region of Spain.

Corporate affiliates of The Naturener Group, a Spanish-based company, will own the three solar power plants located in Tinajeros (Albacete), Manzanares and Almuradiel (Ciudad Real), just southeast of Madrid. They are expected to be financed by a Spanish bank syndicate.

SunPower will utilize its proprietary SunPower® Tracker solar tracking system at each of the three sites, covering a total of approximately 90 hectares. The SunPower Tracker is an industry-leading solution for deploying large-scale solar electric systems and is today’s most reliable and proven solar tracking technology. Its unique design enables solar panels to automatically follow the sun throughout the day to maximize energy generation — delivering up to 25 percent more power output than traditional fixed systems.

“We are pleased that the Spanish market continues its rapid adoption of solar power and that Naturener has chosen SunPower’s innovative solar tracker technology as part of our turnkey solar solution,” said Marco Antonio Northland, general manager of SunPower’s European operations. “The SunPower Tracker solar power system is a proven and reliable solution for maximizing the highest energy delivery, while optimizing land use and reducing related costs.”

With the signing of the construction contracts, Naturener will consolidate its solar power projects in Spain. “We anticipate that these three solar power plants will be in operation by the summer of 2008 and will add them to our existing renewable portfolio of hydro and wind generation,” said Rafael Sanchez-Castillo, CEO of Naturener Group. “We are pleased to continue our expansion of renewable energy in the Spanish and North American markets.”

Sunpower now has an aggregate of approximately 140-megawatts in SunPower tracker technology under contract or previously sold in Spain.

About SunPower

SunPower Corporation (Nasdaq: SPWR) designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe and Asia. For more information, visit www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

About Naturener

Naturener Group is a pure player in the generation of renewable energy. It has hydro, wind and solar photovoltaic assets in Spain and North America through its subsidiaries NATURENER USA and NATURENER CANADA. The company is headquartered in Madrid, Spain, with U.S. offices in San Francisco, Calif., and Canadian offices in Calgary, Alberta.

Forward Looking Statement

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that do not represent historical facts. We use words such as “will,” “expected,” “anticipate” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated construction and size of the three solar plants, the expected bank financing, expectations regarding the SunPower Tracker deployment and associated benefits on energy delivery, and the anticipated construction completion date. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, risks and uncertainties that could cause actual results to differ include (i) failure to satisfy conditions precedent in certain construction contracts within specified deadlines, including but not limited to confirming the availability of bank financing, receipt of necessary permits, licenses or other governmental approvals, receipt of satisfactory final site reports, and/or the confirmation and review of technical specifications; (ii) construction difficulties or potential delays in the project implementation process; (iii) the risk of continuation of supply of products and components from suppliers, including competitors of SunPower; and (iv) unanticipated problems with the SunPower Tracker deployment on the site. You should carefully consider these and other risk factors contained in documents that the company files with the SEC, including Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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